Exhibit (h)(81)

AMENDED AND RESTATED SCHEDULE A

THIS SCHEDULE A, amended and restated as of December 31, 2007, is the Schedule A to that certain Regulatory Administration Services Agreement dated as of June 1, 2003 between PFPC Inc. and The RBB Fund, Inc.

List of Portfolios

Money Market Portfolio

Bogle Investment Management Small Cap Growth Fund

Robeco Boston Partners Large Cap Value Fund
Robeco Boston Partners Mid Cap Value Fund
Robeco Boston Partners All-Cap Fund
Robeco Boston Partners Small Cap Value Fund II (formerly the Micro Cap Value Fund)
Robeco Boston Partners Long/Short Equity Fund (formerly the Market Neutral Fund)

Robeco WPG Core Bond Fund
WPG 130/30 Large Cap Core Fund
Robeco WPG Small Cap Value Fund

Schneider Small Cap Value Fund
Schneider Value Fund

Institutional Liquidity Fund for Credit Unions
Liquidity Fund for Credit Union Members

Senbanc Fund

Bear Stearns CUFS MLP Mortgage Portfolio

Bear Stearns Enhanced Income Fund

Marvin & Palmer Large Cap Growth Fund

Free Market U.S. Equity Fund
Free Market International Equity Fund
Free Market Fixed Income Fund

PFPC INC.
By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	Sr. Vice President

THE RBB FUND, INC.

By:	/s/ Edward J. Roach
Name:	Edward J. Roach
Title:	President & Treasurer